EXHIBIT 99

For Immediate Release
August Technology Corporation
4900 West 78th Street
Bloomington, MN 5545 USA	Stan Piekos, CFO
(952) 259-1672
Tel: 952-820-0080	Stan.Piekos@augusttech.com
Fax: 952-820-0060
Megan Rasmusson, Communications
www.AugustTech.com	(952) 259-1647
info@augusttech.com	Megan.Rasmusson@augusttech.com

August Technology Acquires Developer of Specialized Wafer Inspection, Review and Failure Analysis Software and Systems

Acquisition broadens reach into wafer inspection and
complete product characterization market

Minneapolis, July 8, 2003 – August Technology (Nasdaq: AUGT), a leading supplier of automated inspection solutions for the microelectronic industries, today announced it has acquired Counterpoint Solutions Inc. (CSI), a Thornwood, New York based developer of wafer inspection, review and failure analysis solutions.  The acquisition includes CSI’s Harmony suite of software solutions that has been installed in leading edge semiconductor manufacturers.  Harmony provides the ability to capture wafer defect images in a highly user-friendly environment enabling technicians to quickly review, classify and annotate defects.  August Technology also acquires specialized wafer inspection and review systems, including the soon to be released VersaScope, a flexible microscope-based inspection system integrating leading edge Zeiss optical technology.

In an effort to drive up yields, many microelectronic device manufacturers are searching for new and cost effective ways to quickly detect and disposition defect information.  The acquisition of CSI extends August Technology’s advanced defect disposition capabilities beyond its current leadership position in high-speed automated defect detection.  In addition, the acquisition will further enhance August Technology’s ability to serve customers earlier in the device development process; enabling chipmakers to reduce time to market by quickly advancing from product development to high yield production.

“CSI’s strengths in easy-to-use defect imaging, review and classification software complements our core capability in wafer defect inspection systems,” commented Jeff O’Dell, August Technology’s chairman and CEO.  “This transaction is another key step in implementing August Technology’s growth strategy to drive leadership in the automated inspection market, growing through a combination of internal product development and external partnerships and acquisitions.”

With this acquisition, August Technology also gains a technical development and applications facility in New York.  Michael Plisinski, founder and CEO of CSI, will become a senior marketing executive with August Technology.  Prior to founding CSI in 1999, Plisinski was involved in the development of semiconductor equipment with Carl Zeiss, Inc. and GenRad.

“The strong cultural similarities between August Technology and CSI will allow us to quickly leverage our technical strengths and maintain the close customer relationships which are vital to our success,” explained Plisinski.  “August Technology’s global presence and demonstrated success in key microelectronic markets will provide the ideal vehicle to extend the growth of Harmony software and new inspection systems including accelerating the introduction of the VersaScope.”

CSI will be exhibiting with August Technology at Semicon West in San Francisco in booth 6577.

The transaction, structured as an asset acquisition with purchase consideration, consisted primarily of 200,000 shares of August Technology stock, amounting to approximately $1,450,000, which is less than one year’s revenues based on current CSI’s projected 2003 sales levels.  The acquisition is expected to be neutral to August Technology’s earnings per share in 2003 and accretive in 2004.

About August Technology: August Technology Corporation, based in Bloomington, Minnesota, is a leading supplier of automated defect inspection equipment for the microelectronic industries and has established service and sales representation in all major microelectronic manufacturing markets worldwide.  The inspection solutions designed, manufactured and marketed by August Technology provide microelectronic device manufacturers the ability to drive down cost and time-to-market.  August Technology is a founding member of the Advanced Packaging and Interconnect Alliance (APiA) and is an active member of the Die Products Consortium (DPC).

Additional information can be found by visiting August Technology’s web site at www.augusttech.com.

Forward Looking Statement: This release contains forward-looking statements that involve risks and uncertainties including statements regarding the benefits of the proposed transaction, customer solutions to be provided, and the customer’s expected benefit from those solutions, and the ease of use of CSI’s tools. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from those set forth in the forward-looking statements, including, but not limited to, the risk that representations, warranties and other expectations from the deal will not be satisfied, and, risks related to the integration of CSI’s customers, the development, manufacture, shipment, delivery and acceptance of CSI products, the integration of the parties intellectual property, technology and products, as well as economic risks such as a continued downturn, a further softening of the economy, political unrest in key markets or other global economic or political disruptions.  Please refer to additional risk factors stated in August Technology’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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